UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): December 13, 2007
METROPCS COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	1-33409 (Commission File Number)	20-0836269 (I.R.S. Employer Identification No.)

8144 Walnut Hill Lane, Suite 800 Dallas, Texas (Address of Principal Executive Offices)	75231-4388 (Zip Code)
Registrant’s telephone number, including area code: 214-265-2550
(Former name or former address, if changed since last report): Not Applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On December 13, 2007, the Board of Directors of MetroPCS Communications, Inc. (the “Company”) reappointed Mr. Roger D. Linquist to the position of President following Mr. Linquist’s informing the Company’s Board of Directors that his health issues are resolved and that he is resuming his full-time schedule. Mr. Linquist also currently serves as the Company’s Chairman of the Board and Chief Executive Officer and will continue in those capacities.
     Mr. Linquist, 69, co-founded the Company and has served as its Chief Executive Officer and Chairman of the Board of Directors since its inception, its President from inception through June 2007, and its Secretary from inception until October 2004. In 1989, Mr. Linquist founded PageMart Wireless (now USA Mobility), a U.S. paging company. He served as PageMart’s Chief Executive Officer from 1989 to 1993, and as Chairman from 1989 through March 1994, when he resigned to form the Company. Mr. Linquist served as a director of PageMart Wireless from June 1989 to September 1997, and was a founding director of the Cellular Telecommunications and Internet Association. Mr. Linquist does not have a direct or indirect material interest in any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, other than Mr. Linquist’s compensation and benefits.
     Mr. Thomas C. Keys, 49, who became the Company’s President and Chief Operations Officer in June 2007, resigned his position as President on December 13, 2007 in connection with Mr. Linquist’s reappointment. Mr. Keys will continue on in his role as the Company’s Chief Operating Officer.
     A press release, dated December 13, 2007, announcing Mr. Linquist’s reappointment as the Company’s President is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

EXHIBIT
NUMBER		DESCRIPTION

99.1	—	Press release dated December 13, 2007 entitled “MetroPCS Communications, Inc. Announces Chief Executive Officer Resumes Full-time Schedule and Is Reappointed as President”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROPCS COMMUNICATIONS, INC.
Date: December 14, 2007	By:	/s/ J. Braxton Carter
J. Braxton Carter
Senior Vice President and CFO